Exhibit 1



                                    AGREEMENT

                     This will confirm the agreement by and among all the undersigned that the Amendment No. 1 to Schedule 13-D filed on or about this date with respect to the beneficial ownership of the undersigned of shares of the common stock of WilTel Communications Group, Inc. is being filed on behalf of each of the entities named below. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  October 30, 2002



                 LUK ACQUISITION I, LLC
                 LUK ACQUISITION II, LLC
                 LEUCADIA NATIONAL CORPORATION



                 BY: /s/ Joseph A. Orlando
                    ------------------------------------------------------------
                 NAME:  Joseph A. Orlando
                 Title: President of each of LUK Acquisition I, LLC and LUK
                        Acquisition II, LLC and Vice President and
                        Chief Financial 6Officer of Leucadia National
                        Corporation





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